Exhibit 99.2

TENNECO APPOINTS CHIEF OPERATING OFFICER

Lake Forest, IL, July 10, 2020 – Tenneco Inc. (NYSE: TEN) announced that its board of directors has appointed Mr. Kevin Baird as chief operating officer, effective August 3, 2020. In this role, Mr. Baird joins the executive leadership team and will lead and support critical strategic and operations initiatives that deliver margin expansion and cash generation improvements.

“I am pleased to welcome Kevin to Tenneco and the addition of his automotive industry, global operations management, and private equity background to the deep experience and strength of our executive leadership team,” said Brian Kesseler, Tenneco CEO. “He brings a proven track record of delivering strong top and bottom line results, driving cash flow and increasing return on invested capital.”

Mr. Baird joins Tenneco from Guardian Industries, a wholly owned subsidiary of Koch Industries, Inc., where he served since 2014 as President and Chief Executive Officer of its Guardian Glass business, a producer of high-performance glass for architectural, transportation and technical applications. Mr. Baird joined Guardian in 2008 as CEO of SRG Global, Inc., the company’s automotive trim business.

“Tenneco is a strong company, and I’m excited to join such a talented and experienced leadership team,” Baird said. “The breadth of Tenneco’s product and technologies, as well as its global scale and portfolio of leading brands, is unique within the automotive industry, and I’m looking forward to helping the company capitalize on its outstanding opportunities for further profitable growth and increased value for shareholders.”

Before joining Guardian, Mr. Baird served on the operations team of private equity firm Cerberus Capital Management, and prior to that, as Chief Executive Officer and board member of Qualitor, an automotive braking systems supplier. Baird began his career at Federal-Mogul, where he spent more than 15 years in operations and management positions of increasing responsibility, including Vice President and general management roles in the Powertrain Systems business.

“The reestablishment of the COO role brings further global experience and support to our team’s performance focus on margin expansion and cash generation,” added Kesseler. “Kevin’s unique background and skill set, including global hands-on experience in some of our business segments, makes him an ideal business partner and will enable him to quickly contribute to improved operating results.”

With effect on his date of appointment, Tenneco granted Mr. Baird restricted stock units to replace certain compensation from his former employer that will be foregone, as well as to serve as a material inducement to his commencing employment with Tenneco in accordance with NYSE Listing Company Manual Rule 303A.08. Mr. Baird will receive two grants of restricted stock units. The first restricted stock unit grant is comprised of 133,156 units, one-half of which will vest on August 3, 2021 and the remaining one-half will vest on August 3, 2022. The second restricted stock unit grant is comprised of 106,524 units, which will vest ratably over a 3-year period.

Investor inquiries:

Linae Golla

847-482-5162

lgolla@tenneco.com

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Rich Kwas

248-849-1340

rich.kwas@tenneco.com

Media inquiries:

Bill Dawson

847-482-5807

bdawson@tenneco.com